Exhibit 99.1

NioCorp Announces Final Closing of Non-Brokered Private Placement for Gross Proceeds of Approximately C$5.16 Million

Investor Response Lifts Final Gross Proceeds 158% Higher Than Initial Offering

CENTENNIAL, Colo. – March 1, 2017 – NioCorp Developments Ltd. (“NioCorp” or the “Company”) (TSX: NB; OTCQX: NIOBF; and FSE: BR3) is pleased to announce the closing of the second and final tranche (the “Second Tranche Closing”) of its non-brokered private placement (the “Offering”) announced January 27, 2017. Aggregate gross proceeds for the Offering (including both the first and the final tranche) totaled approximately C$5.16 million. Pursuant to the Offering the Company issued an aggregate total of 7,364,789 units of the Company (“Units”) at a price of C$0.70 per Unit. Each Unit was comprised of one common share of the Company and one common share purchase warrant (each a “Warrant”). Each Warrant entitles the holder to acquire a common share of the Company at a price of C$0.85 for a period of three years from their date of issuance.

NioCorp closed the first tranche of the Offering on February 14, 2017, consisting of the issuance of 3,860,800 Units, at a price of C$0.70 per Unit, for gross proceeds of C$2,702,560. The Second Tranche Closing consisted of the issuance of 3,503,989 Units at a price of C$0.70 per Unit, for gross proceeds of C$2,452,792.

The Offering originally was intended to raise aggregate gross proceeds of up to C$2.0 million when announced on January 27, 2017. As a result of positive investor response to the Offering, it was increased multiple times prior to the Second Tranche Closing. Final aggregate gross proceeds from the Offering were more than 2.5 times higher than the initial offering amount, representing an increase of 158%.

Net proceeds from the Offering will be used by the Company for continued development of NioCorp’s Elk Creek Superalloy Materials Project and for general corporate purposes. The Company paid cash commissions of C$87,527 and issued 78,342 broker warrants (having the same terms as the Warrants) in connection with the Private Placement to brokers outside of the United States. All securities issued pursuant to the Private Placement are subject to a hold period under Canadian law expiring four (4) months and one day from closing and are subject to resale restrictions under United States securities laws.

"The entire NioCorp family extends a warm welcome to our new investors and a heartfelt thanks to the many existing investors who added to their position through this offering,” said Mark A. Smith, Executive Chairman and CEO of NioCorp.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. These securities have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any applicable state securities laws, and may not be offered or sold in the United States, or to, or for the account or benefit of, a U.S. person or person in the United States absent such registration or an applicable exemption from such registration requirements. United States and U.S. person are as defined in Regulation S under the U.S. Securities Act.

NioCorp Developments Ltd.     (TSX: NB   |   OTCQX: NIOBF   |   FSE: BR3)

7000 South Yosemite, Suite 115, Centennial, Colorado 80112 USA      Tel:  855-2-NIOCORP

On Behalf of the Board of Directors,

"Mark Smith”

Mark Smith
Executive Chairman, CEO, and Director

# # #

Source: NioCorp Developments, Ltd.
@NioCorp $NB $NIOBF #Niobium #Scandium #ElkCreek

For More Information:
Contact Jim Sims, VP of External Affairs, NioCorp Developments Ltd., 720-639-4650, jim.sims@niocorp.com

About NioCorp

NioCorp is developing a superalloy materials project in Southeast Nebraska that will produce Niobium, Scandium, and Titanium. Niobium is used to produce superalloys as well as High Strength, Low Alloy ("HSLA") steel, which is a lighter, stronger steel used in automotive, structural, and pipeline applications. Scandium is a superalloy material that can be combined with Aluminum to make alloys with increased strength and improved corrosion resistance. Scandium also is a critical component of advanced solid oxide fuel cells. Titanium is used in various superalloys and is a key component of pigments used in paper, paint and plastics and is also used for aerospace applications, armor and medical implants.

Cautionary Note Regarding Forward-Looking Statements

Neither TSX nor its Regulation Services Provider (as that term is defined in the policies of the TSX) accepts responsibility for the adequacy or accuracy of this document. Certain statements contained in this document may constitute forward-looking statements, including but not limited to statements regarding the intended use of the proceeds from the Offering, the ability of NioCorp’s Elk Creek Project to obtain specific rates of recovery for its planned target products, achieving pilot plant recovery rates in anticipated future production, estimated CAPEX and OPEX associated with the Elk Creek Project, potential future production at the Elk Creek Project, anticipated products to be produced at the Elk Creek Project, the future critical and strategic nature of niobium and scandium,, anticipated costs of production at the Elk Creek Project being competitive, anticipated competitive advantages, and the timing, completion and results of a feasibility study for the Elk Creek Project. Such forward-looking statements are based upon NioCorp’s reasonable expectations and business plan at the date hereof, which are subject to change depending on economic, political and competitive circumstances and contingencies. Readers are cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause a change in such assumptions and the actual outcomes and estimates to be materially different from those estimated or anticipated future results, achievements or position expressed or implied by those forward-looking statements. Risks, uncertainties and other factors that could cause NioCorp’s plans or prospects to change include changes in demand for and price of commodities (such as fuel and electricity) and currencies; changes or disruptions in the securities markets; legislative, political or economic developments; the need to obtain permits and comply with laws and regulations and other regulatory requirements; the possibility that actual results of work may differ from projections/expectations or may not realize the perceived potential of NioCorp’s projects; risks of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in development programs; operating or technical difficulties in connection with exploration, mining or development activities; the speculative nature of mineral exploration and development, including the risks of diminishing quantities of grades of reserves and resources; and the risks involved in the exploration, development and mining business and the risks set forth under the heading “Risk Factors” in the Company’s S-1 registration statement and other filings with the SEC at www.sec.gov. NioCorp disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

NioCorp Developments Ltd.     (TSX: NB   |   OTCQX: NIOBF   |   FSE: BR3)

7000 South Yosemite, Suite 115, Centennial, Colorado 80112 USA      Tel:  720-639-4650